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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO._______)*

                           Phase Forward Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    71721R406
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   2  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Fund V, L.P.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN


                               Page 2 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   3  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Parallel Fund V-A, C.V.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 3 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   4  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Parallel Fund V-B, C.V.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 4 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   5  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Entrepreneurs' Fund V, L.P.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 5 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   6  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Fund III, L.P.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 6 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   7  OF   19  PAGES





 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Entrepreneurs' Fund III, L.P.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 7 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   8  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Associates V, L.P.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418  shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 8 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE   9  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Associates III, L.P.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       PN


                               Page 9 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE  10  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Associates V, Inc.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO


                              Page 10 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE  11  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Atlas Venture Associates III, Inc.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO


                              Page 11 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE  12  OF   19  PAGES


 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Axel Bichara

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,619,418 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                              [ ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.28%

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN


                              Page 12 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE  13  OF   19  PAGES


NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jean-Francois Formela

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

SEC USE ONLY

CITIZENSHIP OR PLACE OF ORGANIZATION

France

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,619,418 shares

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)                                                     [ ]

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.28%

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN


                              Page 13 of 19 pages

CUSIP NO. 71721R406                   13G               PAGE  14  OF   19  PAGES


NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christopher Spray

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

SEC USE ONLY

CITIZENSHIP OR PLACE OF ORGANIZATION

United Kingdom

                          5    SOLE VOTING POWER

                               0 shares
      NUMBER OF
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                4,619,418 shares
         EACH
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares

                          8    SHARED DISPOSITIVE POWER

                               4,619,418 shares

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,619,418 shares

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)                                                     [ ]

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.28%

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN


                              Page 14 of 19 pages

                                  Schedule 13G

Item 1(a).        Name of Issuer:  Phase Forward Incorporated

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  880 Winter Street, Waltham, MA 02451

Item 2(a).        Name of Person Filing:

                  Atlas Venture Fund V, L.P. ("Atlas V"), Atlas Venture Fund V-A, C.V. ("Atlas V-A"), Atlas Venture Fund V-B, C.V. ("Atlas V-B"), Atlas Venture Entrepreneurs' Fund V, L.P. ("AVE V" and together with Atlas V, Atlas V-A and Atlas V-B, the "Atlas V Funds"), Atlas Venture Fund III, L.P. ("Atlas III"), Atlas Venture Entrepreneurs' Fund III, L.P. ("AVE III" and together with Atlas III, the "Atlas III Funds"), Atlas Venture Associates V, L.P. ("AVA V LP"), Atlas Venture Associates III, L.P. ("AVA III LP"), Atlas Venture Associates V, Inc. ("AVA V Inc."), Atlas Venture Associates III, Inc. ("AVA III Inc."), Axel Bichara ("Bichara"), Jean-Francois Formela ("Formela") and Christopher Spray ("Spray"). Atlas V, Atlas V-A, Atlas V-B, AVE V, Atlas III and AVE III are referred to individually herein as a "Fund" and collectively as the "Funds". The persons and entities named in this Item 2(a) are referred to individually herein as a "Filing Person" and collectively as the "Filing Persons".

                  AVA V Inc. is the sole general partner of AVA V LP. AVA V LP is the sole general partner of the Atlas V Funds. Messrs. Bichara, Formela and Spray are directors of AVA V Inc.

                  AVA III Inc. is the sole general partner of AVA III LP. AVA III LP is the sole general partner of Atlas III and AVE III. Messrs. Bichara, Formela and Spray are directors of AVA III Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal business office of each of the Filing Persons is:

                                    890 Winter Street, Suite 320
                                    Waltham, MA 02451

Item 2(c). Citizenship: Atlas V, AVE V, Atlas III, AVE III, AVA V LP and AVA III LP is each a limited partnership formed under the laws of the state of Delaware. AVA V Inc. and AVA III Inc. is each a corporation formed under the laws of the state of Delaware. Atlas V-A and Atlas V-B is each a limited partnership formed under the laws of The Netherlands. Mr. Bichara is a citizen of Germany. Mr. Formela is a citizen of France. Mr. Spray is a citizen of the United Kingdom.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share (the "Common Stock").

Item 2(e).        CUSIP Number:  71721R406


                              Page 15 of 19 pages

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  Not Applicable.

Item 4.           Ownership.

(a) Amount Beneficially Owned: Atlas V is the record holder of 378,662 shares of Common Stock as of December 31, 2004 (the "Atlas V Shares"). Atlas V-A is the record holder of 47,036 shares of Common Stock as of December 31, 2004 (the "Atlas V-A Shares"). Atlas V-B is the record holder of 47,036 shares of Common Stock as of December 31, 2004 (the "Atlas V-B Shares"). AVE V is the record holder of 6,303 shares of Common Stock as of December 31, 2004 (the "AVE V Shares"). Atlas III is the record holder of 4,052,274 shares of Common Stock as of December 31, 2004 (the "Atlas III Shares"). AVE III is the record holder of 88,107 shares of Common Stock as of December 31, 2004 (the "AVE III Shares"). By virtue of their relationship as affiliated limited partnerships, each Fund may be deemed to share the power to direct the disposition and vote the Atlas V Shares, the Atlas V-A Shares, the Atlas V-B Shares, the AVE V Shares, the Atlas III Shares and the AVE III Shares, for an aggregate of 4,619,418 shares of Common Stock (the "Record Shares"). As general partner of certain of the Funds, and by virtue of the Funds relationship as affiliated limited partnerships, each of AVA V LP and AVA III LP may also be deemed to beneficially own the Record Shares. As the general partner of AVA V LP and AVA III LP respectively, AVA V Inc. and AVA III Inc. may also be deemed to beneficially own the Record Shares. In their capacities as directors of AVA V Inc. and AVA III Inc. each of Messrs. Bichara, Formela and Spray may be deemed to beneficially own the Record Shares.

                  Each Filing Person disclaims beneficial ownership of the Record Shares except for such shares, if any, such Filing Person holds of record.

(b)               Percent of Class:

                  Each Filing Person:             14.28%

(c)               Number of shares as to which the person has:

                     (i)   sole power to vote or to direct the vote:

                           0

                     (ii)  shared power to vote or to direct the vote:

                           4,619,418 for each Filing Person

                     (iii) sole power to dispose or direct the disposition of:

                              Page 16 of 19 pages

                     (iv)  shared power to dispose or direct the disposition of:

                           4,619,418 for each Filing Person

Item 5.           Ownership of Five Percent or Less of a Class

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Filing Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                              Page 17 of 19 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2005

                                                    *
                                     -----------------------------------------
                                     Axel Bichara

                                                    *
                                     -----------------------------------------
                                     Jean-Francois Formela

                                                    *
                                     -----------------------------------------
                                     Christopher Spray


                                     Atlas Venture Fund V, L.P.
                                     Atlas Venture Entrepreneurs' Fund V, L.P.
                                     Atlas Venture Parallel Fund V-A, C.V.
                                     Atlas Venture Parallel Fund V-B, C.V.
                                     By:  Atlas Venture Associates V, L.P.
                                     their general partner
                                     By:  Atlas Venture Associates V, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates V, L.P.
                                     By:  Atlas Venture Associates V, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates V, Inc.

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                              Page 18 of 19 pages

                                     Atlas Venture Fund III, L.P.
                                     Atlas Venture Entrepreneurs' Fund III, L.P.
                                     By:  Atlas Venture Associates III, L.P.
                                     their general partner
                                     By:  Atlas Venture Associates III, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates III, L.P.
                                     By:  Atlas Venture Associates III, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates III, Inc.

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------



* By:      /s/ Jeanne Larkin Henry
        ----------------------------
        By Jeanne Larkin Henry in her
        individual capacity and as
        Attorney-in-Fact


                              Page 19 of 19 pages

                                                                       Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Phase Forward Incorporated. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 9, 2005

                                                    *
                                     -----------------------------------------
                                     Axel Bichara

                                                    *
                                     -----------------------------------------
                                     Jean-Francois Formela

                                                    *
                                     -----------------------------------------
                                     Christopher Spray


                                     Atlas Venture Fund V, L.P.
                                     Atlas Venture Entrepreneurs' Fund V, L.P.
                                     Atlas Venture Parallel Fund V-A, C.V.
                                     Atlas Venture Parallel Fund V-B, C.V.
                                     By:  Atlas Venture Associates V, L.P.
                                     their general partner
                                     By:  Atlas Venture Associates V, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates V, L.P.
                                     By:  Atlas Venture Associates V, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------

                                     Atlas Venture Associates V, Inc.

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------

                                     Atlas Venture Fund III, L.P.
                                     Atlas Venture Entrepreneurs' Fund III, L.P.
                                     By:  Atlas Venture Associates III, L.P.
                                     their general partner
                                     By:  Atlas Venture Associates III, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates III, L.P.
                                     By:  Atlas Venture Associates III, Inc.
                                     its general partner

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------


                                     Atlas Venture Associates III, Inc.

                                     By:            *
                                        --------------------------------------
                                     Name:  Jeanne Larkin Henry
                                            ----------------------------------
                                     Title: Vice-President
                                            ----------------------------------



* By:    /s/ Jeanne Larkin Henry
        ----------------------------
        By Jeanne Larkin Henry in her
        individual capacity and as
        Attorney-in-Fact

                                                                       Exhibit 2

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Atlas Venture Fund IV, L.P., Atlas Venture Entrepreneurs' Fund IV, L.P., Atlas Venture Parallel Fund IV-A, C.V., Atlas Venture Parallel Fund IV-B, C.V., Atlas Venture Associates IV, L.P., Atlas Venture Associates IV, Inc., Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc., Atlas Venture Fund VI, L.P., Atlas Venture Entrepreneurs' Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG, Atlas Venture Associates VI, L.P. and Atlas Venture Associates VI, Inc. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2005.


                                       /s/ Axel Bichara
                                      -----------------------------
                                      Axel Bichara


                                       /s/ Jean-Francois Formela
                                      -----------------------------
                                      Jean-Francois Formela


                                       /s/ Christopher Spray
                                      -----------------------------
                                      Christopher Spray